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                                                                    Exhibit 23.5

[LOGO OF SG COWEN]


March 1, 2000


SPR Inc.
2015 Spring Road
Suite 750
Oak Brook, IL 60523

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion, dated January 27, 2000, in the joint proxy statement - prospectus of Leapnet, Inc. and SPR Inc., which is a part of the Registration Statement on Form S-4 to be filed by Leapnet, Inc. in executing this consent, we do not admit or acknowledge that SG Cowen Securities Corporation is within the class of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.




Very truly yours,



SG COWEN SECURITIES CORPORATION

/s/ SG Cowen Securities Corporation

By: /s/ Daniel Small
    -------------------------------
         Director